UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: April 5, 2016

COMMERCE UNION BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	001-37391	37-1641316
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1736 Carothers Parkway, Suite 100 Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

(615) 221-2020

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 5, 2016, Reliant Bank (“Reliant”), the wholly owned subsidiary of Commerce Union Bancshares, Inc. (the “Company”), entered into that certain Mutual Cooperation Agreement (the “Agreement”) with BBMC Mortgage, LLC (“BBMC”), a wholly owned subsidiary of Bridgeview Bank Group, an Illinois banking corporation. In connection with the Agreement, Reliant will cease operations of its mortgage lending offices in the following locations: Schaumburg, Illinois; Columbus, Ohio; Reynoldsburg, Ohio; Louisville, Kentucky, in addition to a small support office in Brentwood, Tennessee. Reliant employees in these locations will become employees of BBMC, and BBMC will assume certain lease obligations of Reliant in connection with these locations. The employees transitioning from Reliant to BBMC do not have non-compete agreements with Reliant and will be released from any existing non-solicit agreements, provided that no customers for whom Reliant has funded residential mortgage loans will be refinanced by BBMC for a minimum period of 180 days from funding. Furthermore, BBMC will not solicit any Reliant employees other than the employees at these locations. The transition of these offices and related personnel is expected to be completed by April 30, 2016. Reliant will receive no compensation in connection with the Agreement, and the Company does not expect to book any gain or loss from the transaction.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Mutual Cooperation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE UNION BANCSHARES, INC.

COMMERCE UNION BANCSHARES, INC.

Date: April 8, 2016	/s/ William R. DeBerry
William R. DeBerry Chief Executive Officer